Exhibit 4.7

Employment Agreement

This employment agreement is made on ___ October 2023

between

Immuron Limited ACN 063 114 045 of Unit 10, 25-37 Chapman Street, Blackburn North, VIC 3130, Australia (Employer)

and

Flavio Palumbo (Employee).

BACKGROUND

A.	The Employer initiated revision of the existing Employment agreement to revise terms and conditions in line with changes in laws and regulations and Employer policies.

B.	This Employment Agreement replaces the existing Employment Agreement.

C.	The Employer and the Employee agree that the remuneration and benefits to which the Employee is entitled pursuant to this agreement are, in part, consideration for the Employee agreeing to accept the revised terms and conditions.

D.	The Employer and the Employee have reached an agreement as to the terms and conditions which will apply to the Employee’s employment with the Employer.

OPERATIVE PROVISIONS

1.	Appointment as Chief Commercial Officer (CCO)

1.1.	Position

The Employer appoints the Employee, and the Employee accepts the appointment, as Chief Commercial Officer (CCO) of the Employer.

1.2.	Location

The Employee will be based in Adelaide unless otherwise agreed. The Employee acknowledges and accepts that the Employee will be regularly required to travel away from that location in order to effectively carry out the Employee’s duties. All reasonable travel expenses will be reimbursed.

1.3.	Duration

The Employee’s appointment commenced on 1 November 2022 (Commencement Date) and will continue until terminated in accordance with the provisions of this agreement.

2.	Duties and accountability

2.1.	Duties

(a)	The Employee will be responsible for the matters listed in Schedule 1 to this agreement.

(b)	In performing the Employee’s duties, the Employee must:

(i)	serve the Employer faithfully and diligently and exercise all due skill and care;

(ii)	act in the best interests of the Employer at all times;

(iii)	avoid all conflicts of interest and otherwise refrain from acting or giving the appearance of acting contrary to the interests of the Employer;

(iv)	use the Employee’s best endeavours to protect and promote the Employer’s good name and reputation; and

(v)	report all things, of which the Employee becomes aware, that are relevant to the Employer’s interests.

2.2.	Compliance

In performing the Employee’s duties, the Employee must observe and comply with all duties imposed on the Employee by operation of law, including fiduciary duties and those duties outlined in the Corporations Act 2001 (Cth) and any listing rules (if applicable).

2.3.	Hours of work

The Employee’s normal hours of work will be from 8:30 am to 5:00 pm Monday to Friday together with such reasonable additional hours, including at weekends or during holidays, as are reasonably necessary for the proper performance of the Employee’s duties. The Employee acknowledges that there is no entitlement to additional remuneration for work performed outside the Employee’s normal working hours.

3.	Remuneration

3.1.	Base salary

(a)	The Employer will pay the Employee a base salary of $227,850. (two hundred and twenty seven thousand eight hundred and fifty dollars) per annum.

(b)	Payment of base salary will be made on the 15th day of each month, for the current calendar month, to a bank account nominated by the Employee.

3.2.	Superannuation

(a)	The Employee is required to nominate a complying superannuation fund.

(b)	In addition to the base salary, contributions will be made on behalf of the Employee, by the Employer, to the superannuation fund in accordance with the minimum amount prescribed by relevant superannuation legislation from time to time.

3.3.	Bonus, incentives and share plan

The Employee may be eligible to participate in bonus plans, share plans or other incentive plans approved by the board of directors from time to time, which will be appended as Schedule 2. Any payment or other benefit to the Employee as a result of participation in any bonus, share or incentive plan will be at the sole and absolute discretion of the Employer and will only be available to the Employee if the Employee remains an Employee on the 30th June in the relevant calendar year.

3.4.	Expenses

The Employer will meet all reasonable expenses incurred by the Employee in the performance of the Employee’s duties including, but not limited to, travel, entertainment and related expenses, subject to compliance by the Employee with any expense claiming procedures issued by the board of directors from time to time.

3.5.	Salary review

(a)	The Employer will undertake an annual review of the Employee’s base salary.

(b)	The Employer has no obligation to increase the Employee’s base salary at any time.

4.	Leave

4.1.	Annual leave

(a)	The Employee will be entitled to 4 weeks’ annual leave per year of continuous service, in accordance with the provisions of the National Employment Standards in the Fair Work Act 2009 (Cth).

(b)	The Employee must notify the board of directors in advance of the Employee’s intention to take annual leave. Annual leave must be taken at a time or times approved by the Employer.

4.2.	Long service leave

The Employee will be entitled to long service leave in accordance with the applicable legislation.

4.3.	Parental/ Personal/ carer’s and compassionate leave

(a)	An eligible Employee will be entitled to statutory parental leave entitlements as specified under the Fair Work Act (2009) as amended from time to time (the FWA).

(b)	The Employee will be entitled to 10 days’ paid personal/carer’s leave per year of service if the Employee:

(i)	cannot attend work due to illness; or

(ii)	needs to care or support an immediate family member or other member of the Employee’s household due to illness or emergency.

(b)	Untaken paid personal/carer’s leave accumulates from year to year but will not be paid out on termination.

(c)	In addition, the Employee will be granted 2 days’ unpaid carer’s leave if the Employee has exhausted paid personal/carer’s leave and the Employee provides proof in accordance with clause 4.3(e). Rights under this clause arise each time the Employee needs to care for or support an immediate family member or other member of the Employee’s household due to illness or emergency.

(d)	The Employee is entitled to 2 days’ paid compassionate leave in the event of the death or a serious life-threatening illness or injury of an immediate family member or member of the Employee’s household. Untaken compassionate leave does not accumulate from year to year and will not be paid out if the Employee’s employment ends.

(e)	The Employer may require the Employee to provide a medical certificate or, if it is not reasonably practicable to do so, a statutory declaration for any absence from work for personal/carer’s or compassionate leave.

(f)	The Employee must give the Employer notice of the Employee’s intention to take personal/carer’s or compassionate as soon as practicable. The Employee must also advise the Employer of the period or expected period of leave.

4.4.	Public holidays

The Employee is entitled to take gazetted public holidays in the jurisdiction in which they are working unless the Employer and the Employee agree to a variation of those days.

4.5.	Other

The Employee may be entitled to other leave in accordance with the FWA, including community service leave and domestic violence leave.

5.	Confidentiality

(a)	For the purposes of this clause, Confidential Information includes information about the Employer’s business, products and services (including future products and services), financial information, pricing, terms of trade, suppliers and customers, contracts and arrangements, plans, strategies and forecasts, research and development information, and any other information designated as confidential by the Employer.

(b)	The Employee must not, either during or after employment has ended, disclose any Confidential Information developed, accessed or acquired as a direct or indirect result of the employment, except in the proper course of employment, as required by law, or with previous written consent from the Employer.

(c)	The Employee must only use the Confidential Information for the Employee’s employment and must not use or attempt to use any Confidential Information in any manner which may injure or cause loss to the Employer.

(d)	All Confidential Information remains the property of the Employer.

(e)	At the end of the Employee’s employment, the Employee must return any of the Confidential Information in the possession or control of the Employee.

6.	Intellectual Property

Ownership

6.1.	Ownership

(a)	For the purpose of this clause, Intellectual Property includes any and all discoveries and intellectual property rights (including, without limitation, all copyright, designs, trademarks and patents) of any nature in any inventions, designs, works, computer programs, processes created, developed or generated by the Employee:

(i)	whether alone or with others (including the Employer’s other employees, contractors or agents) for the use of the Employer;

(ii)	without limiting the generality of clause 6.1(a), during work hours, on the Employer’s premises or using the Employer’s resources (including Confidential Information); and

(iii)	without limiting the generality of clauses 6.1(a) and 6.1(b), in the course of the Employee’s employment,

or which are along the lines of the actual or anticipated business, work or investigations of the Employer.

(b)	The Employee must disclose promptly all Intellectual Property to the Employer.

(c)	All Intellectual Property rights will vest in the Employer upon creation. The Employee assigns to the Employer all existing and future rights in all Intellectual Property the subject matter of this clause 6.1. The assignment is effective without any further payment to the Employee, whether by way of royalty or otherwise, and is in perpetuity and without restriction as to use or territory.

(d)	The Employee must do all things necessary to give effect to the assignment, including executing any further document required by the Employer, and do anything reasonably requested by the Employer to enable the Employer to further assure the rights assigned.

6.2.	Indemnity

The Employee agrees to indemnify the Employer fully against all liabilities, costs and expenses which the Employer may incur as a result of any breach of this clause by the Employee.

6.3.	Survival of obligations

The obligations accepted by the Employee under this clause survive the termination of the employment.

7.	Restraints

7.1.	Non-compete

(a)	The Employee agrees that the Employee will not, without the written consent of the Employer, during the period of 12 months (or if this is unenforceable 6 months or if this is unenforceable 3 months) after the termination of the Employee’s employment and within Australia (or if this is unenforceable Victoria) undertake, carry on, be employed or engaged in, whether directly or indirectly, any business or activity that is the same or substantially similar to the part of the Employer’s business in which the Employee worked during the six months prior to the Employee’s employment ending.

(b)	The Employee acknowledges that any breach by the Employee of this clause would cause irreparable harm and significant damage to the Employer and, accordingly, that the Employer has the right to seek and obtain immediate injunctive relief in relation to any such breach.

(c)	The Employee acknowledges that the covenants contained in this clause are fair and reasonable and that the Employer is relying upon this acknowledgment in entering into this agreement.

7.2.	Non-solicit

(a)	The Employee agrees that the Employee will not, without the written consent of the Employer, during the period of 12 months after the termination of the Employee’s employment:

(i)	solicit, canvass, approach or accept any approach from any person or organisation who was at any time during the 12 months prior to the Employee’s employment ending, a client or customer of, a supplier or contractor to, or investor in the Employer; or

(ii)	solicit, interfere with or endeavour to entice away from the Employer any employee, contractor or consultant of the Employer.

(b)	The Employee acknowledges that any breach by the Employee of this clause would cause irreparable harm and significant damage to the Employer and, accordingly, that the Employer has the right to seek and obtain immediate injunctive relief in relation to any such breach.

(c)	The Employee acknowledges that the covenants contained in this clause are fair and reasonable and that the Employer is relying upon this acknowledgment in entering into this agreement.

8.	Termination

8.1.	Termination by Employer without notice

The Employer may terminate the Employee’s employment at any time without prior notice if the Employee:

(a)	commits any serious or persistent breach of any of the provisions of this agreement;

(b)	engages in serious misconduct or wilful neglect in the discharge of the Employee’s duties, including, but not limited to, dishonesty, fraud, breach of safety provisions, wilful damage to property of the Employer, drunkenness, use of illegal substances, gross negligence or unauthorised absenteeism;

(c)	otherwise commits any act which, in the reasonable opinion of the Employer may bring the Employer or any of its related body corporate into disrepute;

(d)	becomes bankrupt or makes any arrangement or composition with the Employee’s creditors;

(e)	becomes of unsound mind;

(f)	breaches the Employee’s obligations under this agreement in relation to Confidential Information or Intellectual Property; or

(g)	is convicted of any criminal offence (including any offence under the Corporations Act 2001 (Cth)), other than an offence which in the reasonable opinion of the Employer does not affect the Employee’s position as an Employee of the Employer.

8.2.	Termination by either party on notice

(a)	The Employer may terminate the Employee’s employment at any time by giving the Employee the minimum notice period specified under the FWA and the notice will be given in writing.

(b)	The Employee may terminate the Employee’s employment at any time by giving the Employer three months’ notice in in writing.

(c)	If any party gives notice of termination, the Employer may:

(i)	make a payment of salary in lieu of all or part of the notice period; or

(ii)	direct the Employee not to attend work and may excuse the Employee from the performance of the Employee’s duties for all or any part of the notice period.

8.3.	Payments and adjustments on termination

(a)	If the Employee’s employment is terminated under clause 8.2, the Employer will be obliged to pay the Employee:

(i)	any accrued base salary to which the Employee may be entitled up to the date of the end of the notice period;

(ii)	any superannuation contributions payable up to the date of the end of the notice period; and

(iii)	any amount to which the Employee may be entitled as at the date of termination in lieu of accrued annual leave or long service leave that may be payable pro rata.

(b)	If upon termination of employment, the Employee owes any monies or has taken any annual leave in excess of the Employee’s accrued entitlement, the Employer may, to the extent permitted by law, deduct from the Employee’s final pay any monies owed, or annual leave taken.

8.4.	Obligations on termination — return of Employer property

On termination of the Employee’s employment, the Employee must:

(a)	immediately return to the Employer all property of the Employer that is in the control or possession of the Employee, including but not limited to, all documents, records, reports, laptop, computers and software, mobile phones, equipment, Confidential Information, credit cards, sim cards, keys and security passes; and

(b)	provide to the Employer all relevant passwords, if any, to computers, mobile phones, systems or computer files which have been in the Employee’s care or control during the Employee’s employment.

9.	Employer policy

(a)	The Employee agrees to be bound by the policies, written codes of conduct, and practices or procedures of the Employer as may exist and be varied from time to time.

(b)	However, the policies of the Employer do not form part of this agreement.

10.	General

10.1.	Severability

Part or all of any clause of this agreement that is or becomes illegal, void or unenforceable will be ineffective and severed from this agreement to the extent that it is illegal, void or unenforceable. The remaining provisions of this agreement will continue in force.

10.2.	Notices

All notices may be sent either by personal delivery, by electronic transmission or by pre-paid mail to the last known address of the other. Notices sent by electronic transmission are deemed to be received at 5pm on the day they are confirmed as being transmitted. Notices sent by mail are deemed to be received when delivered in the ordinary course of the post.

10.3.	Variation

The terms and conditions referred to in this letter may only be varied by a written agreement signed by both the Employee and the Employer.

10.4.	Entire agreement

This agreement is the sole agreement between the parties which relates to the terms and conditions under which the Employee is employed by the Employer and replaces any preceding agreement, if any. The parties expressly acknowledge that no representations or warranties have been made or given by either of them other than those contained in this agreement.

10.5.	Governing law

This agreement will be governed by the laws of Victoria and the parties agree that they will submit to exclusive jurisdiction of the courts of Victoria and courts entitled to hear appeals from those courts.

Executed as an agreement on ___ October 2023.

Signed for Immuron Limited

Chairman	Company Secretary

Signature of Chairman	Signature of Company Secretary

Agreed by Appointee
Witness name

Signature of Employee	Signature of witness

Schedule 1

Employee’s Duties

The Employee will report and be accountable to the Chief Executive Officer or such other person as nominated, from Immuron Limited.

The Employee is responsible for sales, marketing and business development.

Specific Responsibilities:

Refer to attached Position Description

Schedule 2

Bonus Plan

For the financial year ending 30 June 2024, the board of directors have approved the following bonus plan based on achieving percentages of the net sales target: $2,728,487.

90%-100%	2% of Base Salary for each percentage of net sales target achieved above 90% up to 100%
100%-120%	0.2% of Base Salary for each percentage of net sales target achieved above 100% up to 120%
120%+	10% of Base Salary